EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 14, 2002 relating to the consolidated financial statements and financial statement schedule of Genzyme Corporation; of our report dated February 14, 2002 relating to the combined financial statements of Genzyme General; of our report dated February 14, 2002 relating to the combined financial statements of Genzyme Biosurgery; and of our report dated February 14, 2002 relating to the combined financial statements of Genzyme Molecular Oncology, which appear in Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
October 23, 2002